Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name as a Director Nominee in the registration statement on Form S-1 (File No. 333-190052), and any amendments thereto, to be filed by Extended Stay America, Inc. and ESH Hospitality, Inc.

/s/ Douglas G. Geoga
Douglas G. Geoga

Dated: September 18, 2013